Exhibit 99.3

ART’S WAY MANUFACTURING CO., INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements have been prepared by Art’s Way Manufacturing Co., Inc. (“Art’s Way”) to reflect Art’s Way’s acquisition of Universal Harvester Co., Inc. (“UHC”), which was effective on May 10, 2012. The transaction is more fully described in Item 2.01 of the Current Report on Form 8-K dated May 10, 2012 that Art’s Way filed with the Securities and Exchange Commission on July 16, 2012.

Based in Ames, Iowa, UHC manufactured pickup reels for combines and swathers. The existing Universal Harvester Co., Inc. operational team was hired on May 11, 2012 to continue the manufacturing of pickup reels.

The aggregate purchase price totaled $3,066,000, consisting of $3,030,450 of current and future cash to be paid and $35,550 of common stock. Under the terms of the purchase agreement, cash in the amount $3,003,565 was paid on May 11, 2012 and $27,427 of cash will be paid on real estate taxes accrued but due on the land and building in future periods.

The unaudited pro forma condensed combined statements of income for the fiscal year ended November 30, 2011 and the three month periods ended February 29, 2012 and February 28, 2011 are based on the historical financial statements of Art’s Way Manufacturing Co., Inc. and Universal Harvester Co., Inc. after giving effect to the acquisition and applying the assumptions and pro forma adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statements of income for the year ended November 30, 2011 and for the three month periods ended February 29, 2012 and February 28, 2011 combine the results of operations of Art’s Way and UHC as if the acquisition of UHC had occurred on December 1, 2010.

Art’s Way’s acquisition of UHC has been accounted for in accordance with the Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (ASC805). Pursuant to this guidance, Art’s Way used the acquisition method to account for this transaction whereby the purchase price was allocated to the fair values of the tangible and intangible assets acquired and liabilities assumed. The excess of the purchase price over the net tangible and identifiable intangible assets acquired was recorded as goodwill. FASB’s guidance provides that intangible assets with finite lives be amortized over their estimated remaining useful lives, while goodwill and other intangible assets with indefinite lives will not be amortized, but rather tested for impairment on at least an annual basis.

Art’s Way has prepared the unaudited pro forma condensed combined financial statements for illustrative purposes only and they are not intended to represent or be indicative of the combined financial position or combined results of operations that would actually have been realized had Art’s Way and UHC been a combined company during the respective periods presented or of the results that may be achieved in future periods. In addition, these pro forma financial statements do not reflect the realization of any cost savings that may have been achieved from operating efficiencies, synergies or other activities that may result from the acquisition.

Unaudited Pro Forma Condensed Combined Statement of Income
Twelve Month Period Ended November 30, 2011

	Art's Way Manufacturing Co., Inc.	Universal Harvester Co.	Pro forma Adjustments	Note	Pro forma Art's Way Manufacturing Co., Inc.
Net sales	$27,619,760	$4,400,550	$-		$32,020,310

Cost of goods sold	20,612,750	3,571,907	-		24,184,657

Gross profit	7,007,010	828,643	-		7,835,653

Operating expenses:
Selling, engineering and administrative expenses	5,077,246	440,055	-		5,517,301

Total operating expenses	5,077,246	440,055	-		5,517,301

Income from operations	1,929,764	388,588	-		2,318,352

Other income (expense)	(348,830)	(111,600)	-		(460,430)

Income before income tax	1,580,934	276,988	-		1,857,922

Income tax expense	332,039	-	94,176	1	426,215

Net income	$1,248,895	$276,988	$(94,176)		$1,431,707

Income per common share:
Basic	$0.31				$0.36
Diluted	$0.31				$0.35

Weighted average common shares outstanding:
Basic	4,018,196		5,000	2	4,023,196
Diluted	4,049,268		5,000		4,054,268

Unaudited Pro Forma Condensed Combined Statement of Income

Three Month Period Ended February 29, 2012

	Art's Way Manufacturing Co., Inc.	Universal Harvester Co.	Pro forma Adjustments	Note	Pro forma Art's Way Manufacturing Co., Inc.
Net sales	$6,312,216	$904,632	$-		$7,216,848

Cost of goods sold	4,835,995	741,799	-		5,577,794

Gross profit	1,476,221	162,833	-		1,639,054

Operating expenses:
Selling, engineering and administrative expenses	1,113,968	90,463	-		1,204,431

Total operating expenses	1,113,968	90,463	-		1,204,431

Income from operations	362,253	72,370	-		434,623

Other income (expense)	(73,175)	(27,900)	-		(101,075)

Income before income tax	289,078	44,470	-		333,548

Income tax expense	95,580	-	15,120	1	110,700

Net income	$193,498	$44,470	$(15,120)		$222,848

Income per common share:
Basic	$0.05				$0.06
Diluted	$0.05				$0.06

Weighted average common shares outstanding:
Basic	4,028,193		5,000	2	4,033,193
Diluted	4,046,125		5,000		4,051,125

Unaudited Pro Forma Condensed Combined Statement of Income
Three Month Period Ended February 28, 2011

	Art's Way Manufacturing Co., Inc.	Universal Harvester Co.	Pro forma Adjustments	Note	Pro forma Art's Way Manufacturing Co., Inc.
Net sales	$4,664,338	$746,143	$-		$5,410,481

Cost of goods sold	4,188,503	611,837	-		4,800,340

Gross profit	475,835	134,306	-		610,141

Operating expenses:
Selling, engineering and administrative expenses	1,134,791	74,614	-		1,209,405

Total operating expenses	1,134,791	74,614	-		1,209,405

Income (loss) from operations	(658,956)	59,692	-		(599,264)

Other income (expense)	(70,133)	(27,900)	-		(98,033)

Income before income tax (benefit)	(729,089)	31,792	-		(697,297)

Income tax expense	(244,512)	-	10,809	1	(233,703)

Net income (loss)	$(484,577)	$31,792	$(10,809)		$(463,594)

Income (loss) per common share:
Basic	$(0.12)				$(0.11)
Diluted	$(0.12)				$(0.11)

Weighted average common shares outstanding:
Basic	4,028,193		5,000	2	4,033,193
Diluted	4,046,125		5,000		4,051,125

PRO FORMA ADJUSTMENTS

The pro forma condensed combined financial statements are based upon the historical consolidated financial statements of Art’s Way Manufacturing Co., Inc. and Universal Harvester Co., Inc. and certain adjustments which Art’s Way believes are reasonable to give effect to the UHC acquisition. These adjustments are based upon currently available information and certain assumptions, and therefore the actual adjustments will likely differ from the pro forma adjustments.

The pro forma adjustments included in the Unaudited Pro Forma Condensed Combined Financial Statements are as follows:

(1)	Recognition of corporate income tax expense. UHC was a S Corporation not subject to income tax at the corporate level

(2)	Addition of issued and outstanding shares as a result of the purchase. 5,000 shares were issued along with cash payment.

The pro forma unaudited results do not purport to be indicative of the results which would have been obtained had the acquisition been completed as of the beginning of the earliest period presented. In addition, they do not include any benefits that may result from the acquisition due to synergies that may be derived.